Exhibit 10.10

Amended and Restated Brighthouse Services, LLC Annual Variable Incentive Plan
Originally effective as of March 28, 2017; Amended and Restated as of August 9, 2017
▪Article 1. Purpose, Effectiveness, and Duration
The Brighthouse Services, LLC Annual Variable Incentive Plan (“AVIP”) is an annual incentive plan. The purpose of AVIP is to align total annual pay with business results, provide competitive levels of pay for performance and make a competitive portion of total compensation variable based on both Company and individual performance. AVIP shall become effective with respect to awards made on or after March 28, 2017 and shall constitute a sub-plan of the Brighthouse Financial, Inc. 2017 Stock and Incentive Compensation Plan (the “2017 Plan”) upon adoption of that Plan by the Board on or after August 9, 2017. AVIP is intended to provide Cash-Based Awards pursuant to Article 10 of the 2017 Plan. Each of the applicable terms of the 2017 Plan shall apply to AVIP and Awards made under AVIP. The full powers of the Committee under the 2017 Plan, including those described in Section 3.2 of the Plan, will apply to each AVIP Award. AVIP shall remain in effect indefinitely, subject to the right of the Committee or the Board to amend or terminate AVIP at any time pursuant to Article 6 herein.
▪Article 2. Definitions
Whenever used but not defined herein, capitalized terms shall have the meaning set forth in the 2017 Plan, as applicable to Cash-Based Awards under that 2017 Plan.
▪Article 3. Eligibility
3.1    Eligibility. All Employees of the Company are eligible for an AVIP Award and can receive them at the Company’s discretion. Subject to the provisions of the 2017 Plan and AVIP, the Committee and or the Head of Compensation and Benefits within the Human Resources Department of the Company may from time to time grant and determine the terms of Awards to any Employee. However, Awards to the Company’s Chief Executive Officer, his/her direct reports and the Company’s Chief Financial Officer (collectively referred to as the “Senior Leadership Team”), as well as the Company’s Chief Risk Officer and Chief Accounting Officer, can only be approved by the Committee.
3.2    No Post-Employment Awards. An individual who is not an Employee on the date the Award is payable shall not receive a payment of AVIP.
▪Article 4. Award Terms and Limitations
4.1Performance-Based Compensation. AVIP awards to the Senior Leadership Team are intended to qualify as Performance-Based Compensation. As such, AVIP awards for the Senior Leadership Team require the attainment of one or more Performance Goals as determined by the Committee in conformity with Code Section 162(m). The Committee shall specify in writing, by resolution or otherwise, the Performance Goal(s) applicable to such Awards within ninety (90) days after the commencement of the Performance Period to which the Performance Goal(s) relate(s) or such earlier time as allowed under Code Section 162(m) for Performance Periods of less than one calendar year. Without limiting the generality of the foregoing, following the appointment of a Committee whose members would meet the conditions to be “outside directors” within the meaning of Section 162(m) of the Code, the Committee shall impose supplementary Performance Goals consistent with the requirements of AVIP and Section 162(m) of the Code on any AVIP Award

payable to a member of the Senior Leadership Team. The Committee may establish different Performance Goals and different Performance Periods (including with respect to any supplementary Performance Goals) as to AVIP Awards for the Senior Leadership Team. No Award to a member of the Senior Leadership Team shall be payable unless the Committee certifies in writing, by resolution or otherwise, that the Performance Goal(s) applicable to the Award were satisfied. In no case may the Committee increase the value of an award of Performance-Based Compensation above the maximum value determined under the performance formula by the attainment of the applicable Performance Goal(s), but the Committee may retain the discretion to reduce the value below such maximum.

4.2Performance Criteria. The Committee may determine and apply performance criteria to Senior Leadership Team Awards or any and all Awards. The Committee may also determine the total amount available for all Awards with respect to a calendar Fiscal Year and performance criteria applicable to particular Awards or a set of Awards. Subject to the requirements of Code Section 162(m) with regard to Awards intended to be Performance-Based Compensation, Awards that are subject to performance criteria may be granted: (1) in advance of and contingent upon performance with respect to any performance criteria; or (2) following the performance with respect to any performance criteria. The performance metrics that will be used to establish the Performance Goal(s) shall be based on the performance of Brighthouse Financial, Inc. or any affiliate (or division, business unit or operational unit thereof) and shall be as set forth in Article 11 of the 2017 Plan; provided that with respect to the Performance Period ending December 31, 2017, the performance metrics that will be used to establish the Performance Goals shall be based on the performance of Brighthouse Financial, Inc. or any affiliate (or division, business unit or operational unit thereof) and shall be one or more of the following:
(i) Net Earnings, Net Income or Operating Earnings (on a Consolidated basis or by Company);
(ii) Operating ROE;
(iii) Cash Flow (including free cash flow, gross cash flow, statutory cash flow and return on capital);
(iv) Decrease in Fixed Expenses;
(v) Number of Transition Service Agreements with MetLife exited;
(vi) Value of New Business;
(vii) VA Target Funding;
(viii) Risk Based Capital Ratio(s);
(ix) Ratings from Rating Agencies (including maintaining a minimum rating or an increase in rating);
(x) Earnings Per Share; and

(xi) Share Price (including but not limited to total shareholder return).
All terms not defined in this Plan are as defined in the Form 10 filed by Brighthouse Financial, Inc. or, alternatively, if these definitions are modified, added or updated by later financial statements (including but not limited to the Quarterly Financial Statement or any equivalent), then as defined in the financial statements of the Company (subject to any modifications noted in the Committee’s resolution setting the Performance Goals for any Performance Period). Alternative definitions may be agreed upon at the time the performance criteria are set provided that the alternate definition is set forth in the resolution setting such performance criteria.

4.3Adjustments. The Committee shall adjust or modify the calculation of a Performance Goal for a Performance Period, in such manner as it shall, it its sole discretion, deem necessary or appropriate in connection with any one or more of the following events: (i) asset write-downs; (ii) the effect of changes in tax laws, accounting principles, or other laws or regulatory rules affecting reported results; (iii) any reorganization and restructuring programs; (iv) extraordinary, unusual or infrequently occurring items as described in management's discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year; (v) acquisitions or divestitures; (vi) any other specific unusual or nonrecurring events, or objectively determinable category thereof; or (vii) a change in the Company's fiscal year. No adjustment shall be made if the effect would be to cause Performance-Based Compensation to fail to qualify as performance-based compensation under Section 162(m) of the Code.

4.4Maximum Limit Regarding Awards. The maximum aggregate amount awarded or credited with respect to Cash-Based Awards to any one Participant in any one Fiscal Year may not exceed seven million dollars ($7,000,000 ) determined as of the date of vesting or payout, as applicable. The maximum aggregate amount that can be paid under this plan in any Fiscal year may not exceed forty two million dollars ($42,000,000).

4.5Form of Payment. All Awards granted under AVIP shall, if payable, be payable in cash unless otherwise determined by the Committee.
4.6Timing of Payment. All Awards granted under AVIP shall, if payable, be paid on or before March 15 of each calendar year starting in 2018. No Participant or any other person shall have any right to receive any payment under AVIP or the 2017 Plan or any interest or other remedy due to any payment of an Award on a date other than as provided in the immediately preceding sentence.
4.7Performance-Based Compensation Recoupment. All Awards are subject to any Company performance-based compensation recoupment policy in effect from time to time.
4.8Written Communication of Awards. Human Resources for the Company or an Affiliate may determine how the amount and terms of each AVIP Award may be communicated in writing.
▪Article 5. Amendment, Termination, and Interpretation
AVIP awards in any given year are fully discretionary on the part of the Company and each manager of employees. In addition, the Committee or Board may, at any time and from time to time,

alter, amend, modify, suspend, or terminate AVIP in whole or in part. If shareholder approval is required by law, regulation, or stock exchange rule, then no amendment shall be effective without such shareholder approval. AVIP is designed and intended to comply with Code Section 162(m), to the extent applicable, as Performance-Based Compensation and all provisions hereof shall be construed in a manner to so comply.
▪Article 6. Administration
Pursuant and subject to Section 3.3 of the 2017 Plan, the Committee hereby delegates its administrative duties and powers with respect to AVIP Awards to the Head of Compensation and Benefits within the Human Resources Department of the Company (the “Administrative Delegation”). The Administrative Delegation does not in any way limit any of the duties and powers of the Committee under this plan or the 2017 Plan. The Administrative Delegation may be sub-delegated to any individual or entity, and such sub-delegation can be made either expressly or by implication of the assignment of management or administrative duties or entrance by the Company or any Affiliate through an authorized representative into one or more management, service, or vending agreements.

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